Exhibit 10.311

February 26, 2026

Re: Changes to Employment Agreement

Mike,

Congratulations on your promotion last year to President of Superior Group of Companies, Inc. (the “Company”). As you know, the Company has decided to increase your compensation for the 2026 year. The purpose of this letter is to memorialize the associated changes to your Employment Agreement, dated February 13, 2024 (“Employment Agreement”).

Please countersign below to acknowledge your agreement to the following:

●	Section 3 of the Employment Agreement is amended such that the words “Chief Financial Officer” are deleted and replaced with “President and Chief Financial Officer”;
●	Section 4.1 of the Employment Agreement is amended such that the words “January 1, 2024” are deleted and replaced with “January 1, 2026”; and
●

Section 4.1 of the Employment Agreement is amended such that the words “four hundred twenty-six thousand four hundred dollars ($426,400.00)” are deleted and replaced with “six hundred sixty-five thousand six hundred twenty-five dollars ($665,625.00)”.

By signing below you agree that none of the changes detailed in this letter nor anything else that has occurred as of the date you sign this letter constitute a breach or violation of your Employment Agreement nor do any constitute Good Reason as defined by your Employment Agreement. By signing below you also agree that this letter does not need to be sent to you via mail to satisfy any notice requirement; that it being sent via email only is sufficient.

Except as specified above, the Employment Agreement remains in full force and effect.

Kind regards,

Jordan Alpert

Acknowledged and Agreed:

/s/ Michael Koempel

Michael Koempel

Date Signed: February 26, 2026